Calculation of Filing Fee Tables
S-3
AVNET INC
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Debt Securities	457(r)				0.0001381
Fees to be Paid	2	Equity	Common Stock	457(r)				0.0001381
Fees to be Paid	3	Equity	Preferred Stock	457(r)				0.0001381
Fees to be Paid	4	Other	Warrants	457(r)				0.0001381
Fees to be Paid	5	Other	Depositary Shares	457(r)				0.0001381
Fees to be Paid	6	Other	Purchase Contracts	457(r)				0.0001381
Fees to be Paid	7	Other	Units	457(r)				0.0001381
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	In reliance on and in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended ("Securities Act"), Avnet, Inc. ("Avnet") is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a "pay-as-you-go" basis. Avnet will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment. This registration statement registers an indeterminate aggregate initial offering price or number of securities of each identified class as may from time to time be offered at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, conversion, settlement or exchange of, any securities offered hereunder. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion, settlement, exchange or conversion of other securities or that are issued in units or represented by depositary shares. In addition, pursuant to Rule 416 of the Securities Act, the shares of common stock and preferred stock being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares of common stock and preferred stock being offered hereunder as a result of stock splits, stock dividends or similar transactions. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder, including as units.

[2]	See Note 1.

[3]	See Note 1

[4]	See Note 1.

[5]	See Note 1. Each depositary share will be issued under a depositary agreement and will be evidenced by a depositary receipt.

[6]	See Note 1.

[7]	See Note 1.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date